Exhibit 10.1
CONFIDENTIAL

July 6, 2023

VIA ELECTRONIC MAIL

CD&R Boulder Holdings, L.P.
c/o Clayton, Dubilier & Rice, LLC
375 Park Avenue, 18th Floor
New York, NY 10152
Attn: Nathan K. Sleeper, JL Zrebiec
Fax: (212) 407-5252
Email: nsleeper@cdr-inc.com, jzrebiec@cdr-inc.com

with a copy to (which copy alone shall not constitute notice):

Debevoise & Plimpton LLP
66 Hudson Boulevard
New York, New York 10001
Attention: Paul S. Bird; Uri Herzberg
Email: psbird@debevoise.com; uherzberg@debevoise.com

Re:    Repurchase of Shares of the Series A Cumulative Convertible Participating Preferred
Stock (the “Preferred Stock”) of Beacon Roofing Supply, Inc. (“Beacon”)

Dear Messrs. Sleeper and Zrebiec:

Reference is hereby made to the Certificate of Designations, Preferences and Rights of Series A Cumulative Convertible Participating Preferred Stock of Beacon Roofing Supply, Inc. (the “Certificate of Designations”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Certificate of Designations.

This letter agreement is being delivered to evidence the agreement between Beacon and the sole holder of the Preferred Stock, CD&R Boulder Holdings, L.P. (“CD&R”), that on a date to be determined by Beacon and specified by Beacon to CD&R at least two Business Days in advance (but no later than August 11, 2023) (the “Repurchase Date”), Beacon will repurchase (the “Repurchase”) all 400,000 issued and outstanding shares of the Preferred Stock (the “Shares”) in exchange for cash in an aggregate amount equal to (i) $804.5 million, plus (ii) the aggregate amount of Accrued Dividends in respect of the Shares as of the Repurchase Date, plus (iii) in the event that any Preferred Dividends are paid in the form of shares of Preferred Stock between the date hereof and the day of the Repurchase, the amount of such Preferred Dividends (the aggregate amount in clauses (i), (ii) and (iii), the “Repurchase Price”). Beacon agrees to pay, on the Repurchase Date, the Repurchase Price by wire transfer of immediately available funds to the account to be provided by CD&R to Beacon in advance of the Repurchase Date.

In connection with the Repurchase, CD&R acknowledges and agrees as follows:

(1)CD&R agrees not to convert any of the Shares into shares of Beacon common stock and not to sell, transfer, assign or otherwise dispose of any of the Shares between the date hereof and the Repurchase Date; and

(2)CD&R acknowledges and agrees that, for so long as Philip Knisely or Nathan Sleeper remains a member of the Beacon Board of Directors and for a period of six (6) months thereafter, the restrictions of Sections 4.13 and 4.14 of the Investment Agreement shall continue to apply to CD&R and Clayton, Dubilier & Rice Fund IX, L.P. in accordance with their terms, and such provisions of the Investment Agreement shall remain in full force and effect during such period.

Please confirm CD&R’s acknowledgement and agreement to the foregoing by countersigning this letter agreement where indicated below.

Very truly yours,

Beacon Roofing Supply, Inc.

By:	/s/ JULIAN G. FRANCIS
Julian G. Francis
President & Chief Executive Officer

Acknowledged and agreed:

CD&R Boulder Holdings, L.P.
By: CD&R Investment Associates IX, Ltd.,
its general partner

By:	/s/ RIMA SIMSON
Rima Simson
Vice President, Treasurer and Secretary

cc: Stuart A. Randle, Lead Ind. Director & Special Committee Member
Robert M. McLaughlin, Special Committee Member
Frank A. Lonegro, Executive Vice President, Chief Financial Officer
Christine Reddy, Executive Vice President, General Counsel & Corporate Secretary